Exhibit 10.81
Executive Park West II
4720 Gettysburg Rd.
Mechanicsburg, PA 17055
Second Addendum to Lease Agreement
This Second Addendum is made as of the 13th day of April, 2009, by and between Old Gettysburg Associates II, LP, a (“Landlord”), and Select Medical Corporation, a (“Tenant”).
BACKGROUND:
A.	Landlord and Tenant are parties to that certain Office Lease Agreement dated March 19, 2004 (as amended by the First Addendum dated April 1, 2009 thereto, the “Lease”) pursuant to which Landlord leased to Tenant, and Tenant leased from Landlord, approximately 2,579 rentable square feet of space known as Suite 304 (3rd floor, front right side of building) in the building located at 4720 Gettysburg Rd., Mechanicsburg, Pennsylvania. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Lease.
B.	Landlord and Tenant now desire to amend the Lease as hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and intending to be legally bound hereby, Landlord and Tenant agree as follows:
Effective on May 1, 2009, the following terms contained in the Basic Lease shall be amended as follows:
1.	Tenant desires to extend the lease for 2,579 rentable square feet in suite 304 to December 31, 2014.

2.	Commencing on May 1, 2009, the Annual Base Rental Rate shall be $21.00 per rentable square foot. Monthly payments of Annual Base Rental Rate beginning on such date will be $4,513.25.

3.	The Annual Base Rental Increase, commencing on May 1, 2010 and on May 1 of each subsequent year of the term, will be calculated by multiplying the Annual Base Rental then in effect by a fraction, the numerator of which shall be the Consumer Price Index for the full calendar year most recently ended (“Last Full Calendar Year”), and the denominator of which shall be the Consumer Price Index for the full calendar year immediately preceding the Last Full Calendar Year. For the purposes hereof the term “Consumer Price Index” shall be deemed to mean the Consumer Price Index for all urban consumers published by the Bureau of Labor Statistics of the United States Department of Labor (“US DOL”) for U.S. City Average, All Items (1982-84 = 100). For example, if the Annual Base Rental Increase was being determined on May 1, 2009, the numerator would be 215.303 (2008), the denominator would be 207.342 (2007) and the Annual Base Rental Increase would be 3.8%.

All other terms and conditions contained in the Lease and not amended hereby remain in full force and effect.
IN WITNESS WHEREOF, Landlord and Tenant have caused this Second Addendum to be duly executed.

Landlord: Old Gettysburg Associates II, LP

WITNESS:		By:	/s/ John Ortenzio

Select Capital Commercial Properties, Inc.
John Ortenzio, President
Agent for Owner

		Dated:	May 21, 2009

		Tenant:	Select Medical Corporation

ATTEST:	/s/ James J. Talalai	By:	/s/ Michael E. Tarvin

Michael E. Tarvin
(Print name)

Name:	James J. Talalai	Title:	Executive Vice President

		Dated:	5/21/09